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                                                                       Exhibit 8

                               Alston & Bird LLP

                              One Atlantic Center
                           1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                  404-881-7000
                       Fax: 404-881-7777  Telex: 54-2996
Philip C. Cook                                        Direct Dial (404) 881-7491

                                 March 25, 1997


Gorges/Quik-To-Fix Foods, Inc.
9441 LBJ Freeway, Suite 214
Dallas, Texas  75243

     Re: Proposed Exchange of 11 1/2 % Senior Subordinated Notes Due 2006, Series B, of Gorges/Quik-To-Fix Foods, Inc. for all outstanding 11 1/2% Senior Subordinated Notes Due 2006 of Gorges/Quik-To-Fix Foods, Inc.

Ladies and Gentlemen:

     We have acted as counsel to Gorges/Quik-To-Fix Foods, Inc., a Delaware corporation (the "Company"), a wholly owned subsidiary of Gorges Holding Corporation, a Delaware corporation ("GHC"), in offering (the "Exchange Offer"), upon the terms and subject to the conditions set forth in the Prospectus (the "Prospectus") and the Letter of Transmittal accompanying the Prospectus (the "Letter of Transmittal"), to exchange up to $100,000,000 aggregate principal amount of its 11 1/2% Senior Subordinated Notes Due 2006, Series B, (the "Exchange Notes") for equal principal amounts of its outstanding 11 1/2% Senior Subordinated Notes Due 2006 (the "Senior Notes").

     The Exchange Notes are substantially identical (including principal amount, interest rate, maturity and redemption rights) to the Senior Notes for which they may be exchanged pursuant to this offer, except that (i) the offering and sale of the Exchange Notes will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and (ii) holders of Exchange Notes will not be entitled to certain rights of holders under a Registration Rights Agreement of the Company dated as of November 25, 1996. The Senior Notes have been, and the Exchange Notes will be, issued under an Indenture dated as of November 25, 1996 (the "Indenture"), between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). The Company will not receive any proceeds from this Exchange Offer; however, pursuant to the Registration Rights Agreement, the Company will bear certain offering expenses. See "Description of Notes" and "Senior Notes Registration Rights."

     In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations and (ii) appropriate Internal
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Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Prospectus, and unless otherwise specified, all section references herein are to the Code.


                            INFORMATION RELIED UPON

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

     (1)  the Prospectus;

     (2)  and such additional documents as we have considered relevant.

     In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

     We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with and certificates provided by the management of the Company.

     With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date the proposed transaction is consummated:

     (1) Except the Registration Rights Agreement of the Company dated as of November 25, 1996, the Company has not entered into any agreement (whether written, oral, by conduct or otherwise) with respect to the Senior Notes or the Exchange Notes.

     (2)  The Exchange Offer is being made for a substantial business purpose.
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                                    OPINIONS

     Based solely on the information submitted and the representations set forth above and assuming that the Exchange Offer takes place as described in the Prospectus and that the representations made by the Company are true and correct at the time of the exchange, we are of the opinion that the exchange of Senior Notes for Exchange Notes pursuant to the Exchange Offer will not be considered a taxable exchange for U.S. federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Senior Notes. Exchange Notes received by a holder of Senior Notes will be treated as a continuation of the Senior Notes in the hands of such holder. Accordingly, there will not be any U.S. federal income tax consequences to holders exchanging Senior Notes for Exchange Notes in the Exchange Offer.

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and will be true on the date on which the proposed transaction is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. This opinion deals only with holders that will hold Exchange Notes as "capital assets" (within the meaning of Section 1221 of the Code) and that are (i) citizens or residents of the United States, (ii) domestic corporations, or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of an Exchange Note. The opinions expressed herein do not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, or persons that will hold Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes. This opinion addresses the material U.S. federal income tax consequences of the exchange of Senior Notes for Exchange Notes pursuant to the Exchange Offer. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Exchange Offer.

     This opinion is being provided solely for the benefit of the Company and the holders of Senior Notes that receive Exchange Notes pursuant to the Exchange Offer. No other person or party shall be entitled to rely on this opinion.

     We consent to the use of this opinion and to the references made to the firm under the caption "Certain Federal Income Tax Considerations" in the Prospectus.


                                    Very truly yours,

                                    ALSTON & BIRD LLP


                                    By:    /s/ Philip C. Cook
                                          --------------------------------
                                         Philip C. Cook